Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS

REDWOOD CITY, CA – March 6, 2008 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and the year ended December 31, 2007.

The net loss for 2007 was $30.7 million compared to a net loss of $55.7 million in 2006. Total research and development expenses for 2007 decreased to $23.4 million from $46.3 million in 2006, as a result of the decrease in expenses for TH-070 and glufosfamide clinical trials, and a decrease in staffing expenses due to lower headcount. General and administrative expenses were $10.4 million for 2007 compared to $14.5 million in 2006. This decrease was primarily due to lower employee-related and consulting expenses. Threshold recognized revenue of $1.4 million for the year ended December 31, 2007 compared to $1.5 million for the year ended December 31, 2006, related to a pre-existing development agreement with MediBIC Co., Ltd. Non-cash stock compensation expense was $5.9 million for 2007 compared to $10.1 million for 2006.

The Company’s net loss for the fourth quarter of 2007 was $7.4 million compared to $9.6 million for the fourth quarter of 2006. Research and development expenses were $5.1 million for the fourth quarter of 2007 compared to $7.8 million for the fourth quarter of 2006. The decrease in research and development expenses primarily reflects the completion of the Phase 3 glufosfamide clinical trial which were partially offset by increased expenses related to the Phase 2 glufosfamide clinical trials, and lower staffing expenses resulting from lower headcount. The decrease in staffing expenses was partially offset by $0.6 million in severance benefits related to the corporate realignment that was announced in October 2007. General and administrative expenses were $2.9 million for each of the fourth quarters of 2007 and 2006. Included in the general and administrative expenses for the fourth quarter of 2007 was $0.6 million in severance benefits related to the corporate realignment that was announced in October 2007. The Company recognized revenue of $0.4 million in each of the fourth quarters of 2007 and 2006. Non-cash stock compensation expense was $1.4 million for the fourth quarter of 2007 compared to $1.8 million for the fourth quarter of 2006.

As of December 31, 2007, Threshold had $22.7 million in cash and marketable securities.

Recent Highlights

The clinical trial of TH-302, the Company’s hypoxia-activated prodrug, is continuing as planned in patients with advanced solid tumors. Between one and six patients per dose level are participating in the currently ongoing open-label, dose-escalation Phase 1 clinical trial, which has reached the fifth dosing cohort. A maximum tolerated dose (MTD) has not yet been established, but once that has occurred, six additional patients will be enrolled at the MTD level. The primary objectives of the study are to determine the MTD and dose-limiting toxicities of TH-302 in patients with advanced solid tumors and to establish the appropriate dose for testing in potential Phase 2 clinical trials.

TH-302 is administered as a 30-minute intravenous infusion weekly for three weeks followed by one week off therapy. Patients who have received one or more regimens of chemotherapy, or for whom no effective therapy is available, are eligible for the trial. Patients will not receive any additional chemotherapy while receiving TH-302. Patients may continue to receive treatment for up to six cycles. Tumor response is being measured at the end of cycles 2, 4 and 6.

In the last several months, the Company also announced positive glufosfamide results from a Phase 2 clinical trial in first-line pancreatic cancer, a corporate realignment to reduce expenses, and the appointment of John Curd, M.D. as president and chief medical officer. Prior to working at Threshold, Dr. Curd held key positions at Novacea, Maxygen, VaxGen and Genentech.

2008 Guidance and Key Milestones

The Company currently expects 2008 cash requirements to be in the range of $17 to $20 million. The Company continues to expect cash, cash equivalents and marketable securities to last through the first quarter of 2009.

The Company currently anticipates the following clinical milestones in 2008:

•	Report interim results from a Phase 1 clinical trial of the hypoxia-activated prodrug, TH-302, for the treatment of solid tumors during the second quarter;
•	Report top-line results from a Phase 1 clinical trial of 2-DG for treatment of solid tumors during the second quarter; and
•	Initiate a Phase 1/2 clinical trial of TH-302 in combination with chemotherapy in patients with solid tumors during the third quarter.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and approach to developing new product candidates, clinical trials and anticipated results, potential therapeutic uses and benefits of our product candidates and financial results, estimates, projections and requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 7, 2007 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Revenue	$359	$384	$1,436	$1,461
Operating expenses
Research and development	5,145	7,776	23,375	46,267
General and administrative	2,894	2,941	10,411	14,453

Total Operating Expenses	8,039	10,717	33,786	60,720

Loss from operations	(7,680)	(10,333)	(32,350)	(59,259)
Interest and other income	317	757	1,841	3,729
Interest expense	(45)	(44)	(155)	(156)

Net Loss	$(7,408)	$(9,620)	$(30,664)	$(55,686)

Net loss per basic and diluted loss per common share	$(0.20)	$(0.26)	$(0.83)	$(1.53)

Weighted-average shares used in computing basic and diluted loss per common share	37,204	36,711	37,058	36,337

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$22,693	$52,810
Prepaid expenses and other current assets	516	547
Property and equipment, net	2,097	3,169
Other assets	508	508

Total assets	$25,814	$57,034

Liabilities and stockholders’ equity
Total current liabilities	$5,325	$9,659
Long-term liabilities (2), (3)	902	3,137
Stockholders’ equity	19,587	44,238

Total liabilities and stockholders’ equity	$25,814	$57,034

(1)	Derived from audited financial statements
(2)	Includes as of December 31, 2007 and December 31, 2006, $0.3 million and $1.2 million, respectively of long-term debt under the Company’s loan and security agreement
(3)	Includes as of December 31, 2006, $1.4 million of deferred revenue related to the development agreement with MediBIC Co. Ltd.